Exhibit 10.1

Wyndham Worldwide Corporation 22 Sylvan Way Parsippany, 07054 07054 (973) 753-7106 telephone (973) 753-8873 facsimile thomas.conforti@wyndhamworldwide.com	Thomas G. Conforti EVP & Chief Financial Officer

July 15, 2010

Anthony E. Hull

Executive Vice President, Chief Financial Officer & Treasurer

Realogy Corporation

1 Campus Drive

Parsippany, NJ 07054

Re:	Resolution of Certain Tax Sharing Agreement Issues in Connection with the IRS 2003-2006 Audit (“Audit”) of the Cendant Consolidated Group (“Cendant”)

Dear Tony:

This letter supplements the Tax Sharing Agreement (“TSA”) dated as of July 28, 2006, as amended on July 8, 2008, by and among Cendant Corporation (currently Avis Budget Group, Inc. (“ABG”)), Realogy Corporation (“Realogy”), Wyndham Worldwide Corporation (“Wyndham”) and Travelport, Inc. in connection with the settlement of the Audit with the Internal Revenue Service (“IRS”) pursuant to (1) the Form 870 executed by ABG and the IRS (the “Form 870”) and (2) the Closing Agreement on Final Determination Covering Specific Matters among the IRS, ABG and Wyndham (the “Closing Agreement” and together with the Form 870, the “IRS Settlement”), which are being executed simultaneously with the execution and delivery of this letter. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the TSA.

1.	Realogy and Wyndham shall meet their respective obligations for amounts due for federal, state and local taxes, interest and penalties (if any) and amounts owing ABG under the TSA, at the sharing percentages of 62.5 percent for Realogy and 37.5 percent for Wyndham, on the aggregate amount that reflects an adjustment for all Audit issues under the Form 870, excluding adjustments relating to the additional recognition of gain on the sale of timeshare receivables (the “Timeshare Matter”).

2.	Each of Realogy and Wyndham waive and release any and all claims against the other party for amounts due under Section 8.12 of the TSA.

3.

Anything in the TSA to the contrary notwithstanding, Wyndham accepts, and shall pay when due, any and all tax liability associated with the settlement of the Timeshare Matter including (a) any federal income taxes and any interest and penalties thereon payable to the IRS, (b) any reimbursement due to ABG pursuant to Section 8.9 of the TSA for the use of net operating loss or Credit Carryovers of ABG associated with the settlement of the Timeshare Matter and (c) any and all state taxes and any interest and penalties thereon arising from the settlement of the Timeshare Matter (by consistent amendment of state tax

July 15, 2010

returns), in the case of each of clauses (a), (b) and (c), calculated on a “with and without” basis after all other items from the Audit pursuant to the Form 870 are taken into account.

4.	Wyndham releases Realogy of any and all obligations to Wyndham under Section 8.9 of the TSA for any Wyndham credits used in connection with the IRS Settlement, except as set forth in the next sentence. Realogy will reimburse Wyndham (through a cash payment to Wyndham made concurrently with the payment made by ABG to the IRS under the Form 870) for $10 million. Realogy releases Wyndham of any and all obligations to Realogy under Section 8.9 of the TSA for any Realogy credits used in connection with the IRS Settlement.

5.	All terms and conditions of the TSA remain otherwise undisturbed.

Please sign and return the enclosed copy of this letter in order to accept and agree to the terms described herein.

Very Truly Yours,

/s/ Thomas G. Conforti
Thomas G. Conforti
Executive Vice President & Chief Financial Officer

ACCEPTED AND AGREED TO: REALOGY CORPORATION

By:	/s/ Anthony E. Hull
Anthony E. Hull, Executive Vice President,
Chief Financial Officer & Treasurer
7/15/10
(Date)